Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 6, 2025, except for the effects of discontinued operations as discussed in Notes 1 and 2, as to which the date is June 10, 2025, with respect to the consolidated financial statements of BrightSpring Health Services, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky
June 10, 2025